EXECUTIVE SEPARATION AGREEMENT
AND GENERAL RELEASE

This Executive Separation Agreement and General Release ("Agreement") is entered into as of the Effective Date defined in Section 14 below by and between Richard A. Meier, 5901 River Road, Richmond, VA 23226 ("Mr. Meier" or "Executive"), and Owens & Minor Medical, Inc. ("OMM"), a subsidiary of Owens & Minor, Inc. ("OMI" and, collectively with OMM, "O&M" or the "Company") (individually a "Party" and collectively "the Parties").

WHEREAS, Mr. Meier has been employed as the Executive Vice President and Chief Financial Officer of O&M, and, at the request of O&M, Mr. Meier resigned from these positions, effective, with respect to OMI and Byram Healthcare Centers, Inc. ("Byram"), on the close of business on Thursday, May 31, 2018, and, with respect to all other O&M Companies (as defined herein), effective June 15, 2018; and

WHEREAS, at the request of O&M, Mr. Meier has resigned from his employment with OMM, effective July 25, 2018; and

WHEREAS, O&M desires that Mr. Meier accept and agree to the terms of this Agreement as a condition precedent to his receipt of severance benefits under the *Owens & Minor, Inc. Officer Severance Policy* (the "Policy").

NOW, THEREFORE, in consideration of the above-stated premises and for good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, and with the intention to be legally bound hereby and induce reliance thereon, the Parties agree as follows:

1. Separation Date.

a. Mr. Meier's last day of work with the Company was July 25, 2018 (the "Separation Date") and his employment with the Company was terminated as of that date.

b. At the request of the Company, Mr. Meier stepped down from his officer position as Executive Vice President and Chief Financial Officer of OMI effective May 31, 2018. Executive hereby resigns as an officer of the Company and as an officer and director of any other O&M Company (as defined below),

effective, with respect to Byram, on May 31, 2018, and, with respect to all other O&M Companies, on June 15, 2018.

c. Executive acknowledges and agrees that his employment relationship with the Company and Related Organizations ended on the Separation Date. For purposes of this Agreement, (i) "Related Organizations" means OMI's subsidiary and affiliated corporations or companies, and other related entities and their predecessors; (ii) "O&M Company" means the Company or any Related Organization; and (iii) "O&M Companies" mean the Company and the Related Organizations collectively.

d. Executive acknowledges and agrees that Executive has returned, or promptly following his execution of this Agreement will return (or, if requested by the Company, destroy and not retain or deliver to anyone else), all Company property and Confidential Information (as defined below), with the exception of the Company-issued iPhone and iPad which the Company has conveyed to Executive.

e. Executive understands that some matters that fell under his responsibility in his position with the Company may be ongoing after the Separation Date. Accordingly, Executive agrees that for a period of eighteen (18) months following the Separation Date, ending January 24, 2020, Executive will cooperate and, for a reasonable fee, assist O&M, as reasonably requested by the Company, in the case of any litigation, regulatory inquiry, audits, or other such matters; *provided, however,* that any request or demand for assistance by the Company of Mr. Meier that unreasonably interferes or is in conflict with, or otherwise compromises, Mr. Meier's professional responsibilities as an employee of another employer or as a director or officer of another entity shall be deemed unreasonable requests by the Company.

f. Executive represents that to his knowledge, after reasonable inquiry, (i) he has no knowledge of any facts that cause him to believe that he has violated during his employment with the Company the Company's *Code of Honor – Standards of Conduct* (the "Code"), and (ii) he has disclosed to the Company all facts or circumstances that may establish or suggest that the Company has violated or is violating any federal, state or local law, statute, regulation, rule or ordinance, or that the financial records or statements of the Company are inaccurate, misleading or false in any material way.

g. The Company represents that as of the date that this Agreement is executed by its representative, the corporate officers and directors of OMI have no knowledge (i) that Mr. Meier has violated the Code during his employment with the Company, (ii) that Mr. Meier has violated any federal, state or local law, statute, regulation, rule or ordinance during his employment with the Company, or (iii) that the financial records or statements of the Company that have been filed with the United States Securities and Exchange Commission are inaccurate, misleading or false in any material way.

2. **Accrued Benefits/COBRA.**

a. The Company has paid or will pay to Executive all unpaid salary earned through the Separation Date on the payroll date of the Company immediately following the Separation Date.

b. Within thirty (30) days following the Separation Date, the Company agrees to reimburse Executive for any expenses incurred by him on behalf of the Company prior to the Separation Date, subject to pre-approval of any travel expenses related to Company business by P. Cody Phipps, President & Chief Executive Officer, or Nicholas J. Pace, EVP and General Counsel, of the Company.

c. Executive acknowledges and agrees that as of the Separation Date, and except as otherwise set forth in Section 2(e) below, the Company shall have no obligation to continue his coverage under the Company's medical, dental, life insurance, or other employee insurance or benefit plans.

d. The Company agrees to provide, and Executive understands that he has the right to receive, COBRA (as defined below) coverage for up to eighteen (18) months following the Separation Date or any earlier termination of the health/dental/vision insurance coverage provided to Executive as an employee of the Company. Executive also understands and agrees, however, that his COBRA coverage will be at his sole expense and will be offered at 102% of the full cost of coverage. The Company agrees that it will send to Executive the applicable COBRA election forms within the statutorily-prescribed time period.

e. Executive acknowledges and agrees that, as of the Separation Date, and except as set forth in, and subject to the Company's compliance with the terms

of, this Section 2, the Company will have paid to Executive in full all accrued salary, expenses, reimbursements, vacation, sick leave, and other payments to which Executive may have been entitled, and Executive acknowledges that there are no sums or other benefits, outside of this Agreement, due or owing to Executive by the Company or any Related Organization.

3. **Severance Benefits.** In consideration of his promises, covenants and agreements set forth in this Agreement, including, but not limited to, the Protective Covenants (as defined in Section 8 hereof), and in accordance with Section 5 of the Policy, the Company shall provide to Executive the following payments and benefits (collectively, the "Severance Benefits"), to which Executive would not be otherwise entitled in the absence of his acceptance of this Agreement:

a. The Company shall pay Executive ONE MILLION, FIVE HUNDRED TWENTY-SEVEN THOUSAND, ONE HUNDRED TWENTY-THREE DOLLARS AND NO CENTS ($1,527,123.00), less all applicable withholdings and deductions, which represents a lump-sum payment in the amount of one and one-half (1 ½) times the sum of the amount of his current annual salary plus the average of his annual bonus for the last three completed years. This payment shall be made on the first regularly scheduled Company payday following the Effective Date of this Agreement. The Parties understand and agree that for purposes of this Agreement the 18-month period immediately following the Separation Date is designated as the "Severance Period."

b. The Company also shall pay to Employee a lump sum cash Welfare Benefit Payment (as defined in the Policy) equal to NINETEEN THOUSAND EIGHT HUNDRED FORTY-FOUR DOLLARS AND NO CENTS ($19,844), less all applicable withholdings and deductions. This payment shall be made on the first regularly scheduled Company payday following the Effective Date of this Agreement.

c. The Company shall transfer, and Executive understands and agrees that he will receive, a pro-rated amount of his unvested restricted stock awards as provided by the applicable award agreements. The Parties agree that Executive currently holds 44,665 shares of unvested restricted stock ("Restricted Stock") issued and outstanding under the 2015 Stock Incentive Plan. Under the applicable

award agreements, the restrictions on 18,973 shares shall lapse upon the Separation Date. The remaining shares will be forfeited as of the Separation Date.

d. Executive understands and agrees that all of his outstanding performance share awards shall be forfeited as of the Separation Date in accordance with the applicable performance share award agreements.

e. The Company (i) shall pay to Executive $10,000, which is the estimated value of expenses that will be incurred by Executive for procuring executive outplacement services ("Outplacement Services Payment"); (ii) shall pay to Executive $5,250, which is the estimated value of expenses that will be incurred by Executive in procuring tax preparation and financial counseling services ("Professional Services Payment"); and (iii) shall reimburse to Executive actual expenses incurred by Executive (up to a cumulative amount not to exceed $35,000) for legal services arising from or related to Executive's separation from employment with the Company, including legal counsel's negotiation and drafting of, and provision of advice regarding, this Agreement ("Legal Services Reimbursements"). The Company's payment of the Legal Services Reimbursement is conditioned upon the Executive providing the Company with documentation of such expenses, redacted to conceal all narrative that is subject to the attorney-client privilege, that contains attorney work product or mental impressions, or that addresses or references any matter of a private or confidential nature. The Company shall make the Outplacement Services Payment and the Professional Services Payment on the payroll date of the Company immediately following the Effective Date of this Agreement. The Company shall pay the Legal Services Reimbursements within thirty (30) days following its receipt of the documentation described above, but no earlier than the payroll date of the Company immediately following the Effective Date of this Agreement.

f. Notwithstanding anything to the contrary in this Agreement, Executive understands and agrees that the Company shall not be obligated to provide the Severance Benefits described in this Section 3 unless (i) Executive executes this Agreement, and (ii) any applicable revocation periods for this Agreement shall have expired without Executive having revoked this Agreement.

4. **Covenant to Maintain Confidentiality.**

a. Executive acknowledges that, during his employment with the Company, Executive has been exposed to information that is confidential and/or proprietary to the O&M Companies ("Confidential Information"). Such Confidential Information includes but is not limited to: information technology and computer systems; trade secrets; financial or investor relations information; sales activity information; accounting information; revenue recognition information; cash-flow information; lists of and other information about current and prospective customers, vendors or suppliers; prices or pricing strategy or information; sales and account records; reports, pricing, sales manuals and training manuals regarding selling, strategic planning and business development information; purchasing, and pricing procedures and financing methods of any O&M Company, together with any specific and proprietary techniques utilized by any O&M Company in designing, developing, testing or marketing its products, product mix and supplier information or in performing services for clients, customers and accounts of any O&M Company; information concerning existing or contemplated software, products, services, technology, designs, processes and research or product developments of any O&M Company; and, any other information of a similar nature made available to Executive and not known to the public, which, if misused or disclosed, could adversely affect the business of any O&M Company. Confidential Information includes any such information that Executive may have prepared or created during his employment with the Company, as well as such information that has been or may be created or prepared by others. Confidential Information shall not include any information that (i) has been voluntarily disclosed to the public by an O&M Company, (ii) has been independently developed and disclosed to the public by others, or (iii) otherwise enters the public domain through lawful means.

b. Executive agrees that for as long as such information remains confidential to an O&M Company, including after the Severance Period, or is a trade secret under the Virginia Uniform Trade Secrets Act, Executive will not disclose any Confidential Information to any person, agency, institution, company, or other entity, and Executive will not use any Confidential Information in any way, except as required by his duties to an O&M Company or by law, or as permitted under Section 10 of this Agreement. Executive also acknowledges and agrees that the provisions of United States Federal securities laws generally restrict any person who is in possession of material, non-public information regarding any company from

purchasing or selling securities of such company and from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. Executive acknowledges and agrees that Executive shall comply with all applicable securities laws with regard to the Confidential Information.

c. Executive agrees that his duties and obligations under this Section 4 will continue for as long as such Information remains confidential to the Company or is a trade secret under the Virginia Uniform Trade Secrets Act. Executive agrees that in the event he is unsure whether certain information remains confidential, Executive will send the Company a written inquiry about its confidentiality.

d. Executive understands and agrees that if Executive becomes legally compelled (by interrogatories, requests for information or documents, subpoenas, civil investigative demands, applicable regulations, or similar processes) to disclose any Confidential Information, Executive will provide the Company with prompt notice (if allowed by law) so that the Company may seek an appropriate protective order or other appropriate remedy or waive his compliance with this Section 4 to the extent required to comply with such legal compulsion. If the Company is unable to obtain a protective order or other remedy by the date that Executive is required to comply with the compelled request, or if the Company waives Executive's obligation with this Section 4 in writing, Executive agrees to furnish only that portion of the Confidential Information that, in the reasonable opinion of his legal counsel (after consultation with the Company's counsel, if allowed by law), Executive is legally required to furnish. Executive also understands and agrees that his obligations under this Section 4 are expressly limited by the provisions of Section 10 of this Agreement.

5. **Anti-Piracy.** In this Section 5, Executive agrees not to take the actions identified below. By making this commitment, Executive agrees not to take any such actions, either as principal, agent, employee, employer, owner, stockholder (owning more than 10% of a corporation's shares), partner, or in any other individual or representative capacity whatsoever.

a. Covenant Not to Hire Company Teammates. Executive agrees that, during the Severance Period, Executive will not:

i. hire any officer or other teammate of an O&M Company (a "Covered Worker"), or cause by affirmative requests or persuasion a Covered Worker to leave his or her employment, in order to become an employee, executive or independent contractor for any other person or entity;

ii. cause by affirmative requests or persuasion any independent contractor engaged by an O&M Company to cease doing business with an O&M Company, cease providing services to an O&M Company, or diminish the amount of business done with or services provided to an O&M Company; or

iii. cause by affirmative requests or persuasion another person, firm, or corporation to do any of the acts described in the previous subsections (i) or (ii) of this Section 5(a).

The Parties acknowledge and agree that this Section 5(a) does not prohibit general advertising or solicitation that is not specifically directed to a Covered Worker or an independent contractor of an O&M Company.

b. Covenant Not To Interfere With Others. Independent of the foregoing provisions, Executive agrees that during the Severance Period:

i. Executive will not personally transact business with, solicit, divert from an O&M Company, interfere with, or entice away from an O&M Company, any person or entity who was a Customer of an O&M Company and with whom Executive had Material Contact during the Information Period, if the purpose of such transaction, solicitation, diversion, interference, or enticement is to provide products or services that are the same as, or similar to, and in competition with, the products or services offered by an O&M Company within the Information Period.

ii. Executive will not personally cause any suppliers or manufacturing partners of an O&M Company to cease doing business with an O&M Company or to diminish the volume of business they do with an O&M Company, provided that said suppliers or manufacturing

partners conducted business with an O&M Company at any time during the Information Period.

iii. Executive will not personally cause by affirmative requests or persuasion another person, firm, or corporation to do any of the acts described in the previous subsection (i) or (ii) of this Section 5(b).

iv. The Parties acknowledge and agree that this Section 5(b) does not prohibit general advertising or solicitation that is not specifically directed to a Customer or a supplier or manufacturing partner of an O&M Company.

v. For purposes of this Section 5.b. of the Agreement:

1. "Material Contact" means that (A) Executive personally communicated with a person or entity employed or engaged by, or representing, the Customer, either orally or in writing, regarding an O&M Company or the products or services of an O&M Company, or (B) Executive received non-public information regarding the Customer from an O&M Company;

2. "Customer" means any person or entity to whom an O&M Company provided products or services, in exchange for compensation, at any time during the Information Period; and

3. "Information Period" means June 1, 2017 through May 31, 2018.

6. Covenant Not To Compete.

a. Subject to the specifics provided below, Executive agrees that during the Severance Period Executive will not compete with the Company by providing Competitive Services to a Prohibited Business. For purposes of this Agreement, "Competitive Services," means services (whether provided as an employee, a consultant or otherwise and regardless of job title or name of the organizational unit) that are the same or similar to the duties or services that Executive performed for or

provided to the Company at any time during the twelve (12) months immediately preceding May 31, 2018. For purposes of the Agreement, a "Prohibited Business" is each of the organizations listed on Exhibit A attached hereto, and/or each of their parents, subsidiaries, affiliated companies, or successors in interest, and its or their business divisions or units, in each case to the extent they are engaged in Competitive Business. For purposes of this Agreement, "Competitive Business" means (i) the provision of distribution or logistics services to acute healthcare providers and manufacturers of healthcare products in the continental United States; (ii) the provision of third-party logistics services in Europe in competition with the services provided by Movianto (an O&M Company); (iii) the provision of home health care distribution services in the United States that are competitive with the services provided by Byram Healthcare (an O&M Company); (iii) the manufacture and sale of surgical and infection prevention ("S&IP") products that are competitive with the S&IP products manufactured and sold by the Halyard S&IP business acquired by the Company in 2018 (and now an O&M Company); and/or (iv) the manufacture, sale or distribution of minor procedure kits and/or custom procedure trays that are competitive with the products manufactured and sold by an O&M Company.

b. Because the O&M Companies conduct business throughout the world, and in view of the officer and senior management position that Executive held with the Company, Executive agrees that the restrictions on his actions on behalf of a Prohibited Business under this Section 6 will, except as otherwise limited to a smaller geographic scope in Section 6.a. apply throughout the United States and in each other country wherein the Company conducted business at any time during the twelve (12) months preceding May 31, 2018. Executive understands and agrees, and the Company intends, that nothing in this Section 6 shall prevent Executive from performing activities for or on behalf of a Prohibited Business that are not the same as or similar to the activities Executive performed for an O&M Company. Executive also understands that nothing in this Section 6 shall prevent his purchase or ownership of seven percent (7%) or less of the securities of any class of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, whether or not such enterprise is a Prohibited Business.

c. Executive understands that during the Severance Period Executive may engage in any business activity or gainful employment of any type and in any place except as described above. Executive acknowledges that Executive will be reasonably able to earn a livelihood without violating the terms of this Agreement.

7. **Non-disparagement.**

a. Executive agrees that during the Severance Period he will refrain from printing or communicating any comments to any person, audience, or assembly of persons, including shareholders of O&M (but exclusive of his family members; personal banking, financial, and tax professionals; and attorneys), or to the print or broadcast media, or in any form of electronic, Internet, or social media communications, that may reasonably be interpreted as disparaging of the Releasees (as defined below). Similarly, O&M agrees (i) that during the Severance Period OMI and the CEO and Directors of OMI shall not knowingly communicate any defamatory statement regarding Executive, and (ii) that it shall direct the officers of OMI not to, print or communicate during the Severance Period any comments to any person or audience or assembly of persons, including employees of OMI (exclusive of communications between officers, direct reports of officers, and/or directors of O&M Companies alone), or to the print or broadcast media, or in any form of electronic, Internet, or social media communications, that may reasonably be interpreted as disparaging of Executive. For purposes of this Agreement, "disparaging" is defined to mean critical, derogatory, deprecating, detracting, or pejorative, or that would be harmful to or impugn the business, professional, or personal reputation or integrity of another.

b. In response to requests for references regarding Executive's employment, the Company will respond only by confirming the Executive's dates of employment and positions held with the Company, and providing a statement that Executive left the Company to pursue other professional opportunities; *provided, however*, that individual officers or directors of the Company, with the prior consent of the Executive, may provide references regarding Executive's employment that exceed the limitations of this Section 7.b.

c. The provisions of this Section 7 are in addition to, and not in lieu of, the substantive protections under applicable law relating to defamation, libel, slander, interference with contractual or business relationships, or other statutory, contractual or tort theories. Notwithstanding the foregoing, Executive and O&M

understand and agree that their obligations under this Section 7 are expressly limited by the provisions of Section 10 of this Agreement. Further, nothing herein shall be construed to require Executive or O&M or any other person to engage in any unlawful act.

8. **Reasonableness and Remedies.**

a. Executive understands and agrees that the foregoing protective covenants in Sections 4, 5, 6, and 7 (the "Protective Covenants") are material to the Company's decision to offer him the Severance Benefits. Executive has carefully read and considered these Protective Covenants and agrees that they are fair and reasonable.

b. If the Executive commits a material breach of any of the provisions of the Protective Covenants of this Agreement, the Executive shall be obligated to repay to the Company the gross amount of any Severance Benefits that Executive received from the Company prior to such breach. The Company, upon the date that it knew or should have known of such material breach (the "Operative Date"), shall have one-hundred twenty (120) days following the Operative Date to demand Executive's repayment of the Severance Benefits (the "Demand Deadline").

c. On or before the Demand Deadline, the Company shall deliver to Executive its written demand for Executive's repayment of the Severance Benefits. Such written notice of the alleged material breach shall include, in reasonable detail and to the best of the Company's knowledge and belief, the factual bases for the claim of the alleged material breach of the provisions of the Protective Covenants of this Agreement by Executive (the "Notice of Claims").

d. In addition to the above remedies, Executive understands and agrees that a breach or threatened breach of any of his obligations under the Protective Covenants would cause O&M irreparable harm for which monetary damages would not be an adequate remedy, and Executive agrees that in such event the Company may seek the remedies of equitable relief, including a restraining order, an injunction, or specific performance, from a court of competent jurisdiction without any requirement to post a bond or other security, and such remedies shall be in addition to all other remedies that may be available at law, in equity or otherwise. The Parties further agree that in any action arising out of or relating to this

Agreement, including any claims or counterclaims brought by either Party to enforce its terms, the Party that substantially prevails in such action shall be entitled to recover the reasonable attorneys' fees and costs incurred by such Party in connection with such action.

e. No suit or action for a material breach of the provisions of the Protective Covenants of this Agreement, recovery of Severance Benefits associated therewith, injunctive relief, or any other legal or equitable remedy shall be sustainable in any court of law or equity unless commenced within one (1) year following the Operative Date. No suit or action for a material breach of the provisions of the Protective Covenants of this Agreement or recovery of Severance Benefits associated therewith shall be filed by the Company before the expiration of thirty (30) days next following the delivery of the Notice of Claims to the Executive ("Waiting Period"); *provided, however,* that the Waiting Period shall not apply to the Company's pursuit of temporary injunctive or similar equitable relief.

9. Releases.

a. In this Agreement, the Parties use the term "Releasee" and "Releasees." The term "Releasee" and "Releasees" means each O&M Company and any and all of their boards, past and present directors, trustees, officers, shareholders, members, partners, managers, supervisors, employees, attorneys, agents, representatives, insurers and consultants, as well as the predecessors, successors and assigns of any of them, and all persons or entities acting by, with, through, under or in contract with any of them.

b. The Parties also use the term "Claims" in this Agreement. Except as specifically provided below, the term "Claims" means: (1) each and every claim, complaint, cause of action, grievance, demand, controversy, allegation, or accusation, whether known or unknown, (2) each and every promise, assurance, contract, representation, obligation, guarantee, warranty, liability, right, agreement and commitment of any kind, whether known or unknown, and (3) all forms of relief, including, but not limited to, all remedies, costs, expenses, losses, damages, debts and attorneys' and other professionals' fees and related disbursements, whether known or unknown. Notwithstanding the foregoing, "Claims" do not include a charge of discrimination with the Equal Employment Opportunity Commission ("EEOC").

Thus, this Agreement does not preclude the Executive from filing an EEOC charge or participating in an EEOC investigation.

c. In partial consideration for the Severance Benefits, and subject to the limited exclusions and limitations set forth below and in Section 10 of this Agreement, Executive hereby irrevocably releases and forever discharges all Releasees from any and all Claims that Executive, or anyone on his behalf ever had or now has against any and all of the Releasees, or which Executive, or any of his executors, administrators, representatives, attorneys or assigns, hereafter can, shall or may have against any and all of the Releasees for or by reason of any cause, matter, thing, occurrence, or event whatsoever from the date of his birth to the date that Executive signs this Agreement. Executive acknowledges and agrees that the Claims released by him in this Section 9 include, but are not limited to, (a) any and all Claims based on any law, statute, or constitution or based on contract or in tort or in common law, and any and all Claims based on or arising under any civil rights laws, such as the civil rights laws of any state or jurisdiction, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act ("ADEA"), the Americans with Disabilities Act of 1990, the Civil Rights Act of 1991, or the Virginia Human Rights Act; (b) any and all Claims under any grievance or complaint procedure of any kind; and (c) any and all Claims based on or arising out of or related to Executive's recruitment by, employment with, the termination of his employment with, of his performance of any service in any capacity for, or any business transaction with, each or any of the Releasees (collectively, the "Executive's Released Claims"). Executive also hereby waives any and all right to personal recovery of money damages or other relief for any of the Claims released by this Section 9. Executive hereby represents and warrants that Executive has not assigned any Claims to any third party.

d. Notwithstanding the foregoing, Executive does not release or waive, and "Executive's Released Claims" shall not include, any rights, Claims, or obligations created or arising out of this Agreement. Executive also does not waive, and "Executive's Released Claims" do not include:

i. Any rights, Claims, and protections based on any cause, matter, thing, or event arising or occurring at any time after Executive signs this Agreement;

ii. Executive's rights, Claims, and protections, if any, to vested or guaranteed benefits under the Company's qualified and non-

qualified benefit plans, including, without limitation, the Management Equity Ownership Program, the Executive Deferred Compensation and Retirement Plan, restricted and unrestricted stock awards, stock options, stock appreciation rights, stock units, and incentive awards, and all other vested retirement, executive compensation, deferred compensation, and stock grant or option plans;

iii. Any rights, Claims, or protections that Executive may have arising under the Age Discrimination in Employment Act of 1967 ("ADEA"), or the Older Workers Benefit Protection Act of 1990, which amends the ADEA, after the Effective Date of this Agreement;

iv. Any rights, Claims, or protections Executive may have to continuation of group health, dental, or vision insurance as provided by the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), as amended by the Health Insurance Portability and Accountability Act of 1996 and the American Recovery and Reinvestment Act of 2009;

v. Any rights Claims, or protections that Mr. Meier may have under his *Executive Severance Agreement*;

vi. Any rights, Claims, or protections Executive may have under the applicable terms of such policy or plan to convert his existing coverage under any group life, disability, and/or accidental death and dismemberment plan offered by the Company;

vii. Any rights, Claims, or protections Executive has, had, or may have under Article V of the *Amended and Restated Articles of Incorporation of Owens & Minor, Inc.* ("Articles of Incorporation"), including the indemnification and advancement provisions contained therein, as of the Effective Date of this Agreement;

viii. Any rights, Claims, or protections Executive has, had, or may have under any policy or contract of indemnification, insurance, or other undertaking from and/or against any Claims asserted, liability incurred, or proceeding initiated or maintained against Executive arising from, related or pertaining to, or serving as its basis or their bases, Executive's capacity as an officer of the Company or his alleged acts, omissions, or inaction in such capacity, the foregoing being without regard to whether the

Company has, had, or may have the power or obligation to indemnify Executive or provide advancements against such liability under Article V of the Articles of Incorporation; or

ix. Any rights, Claims or protections that Executive, by law, is prohibited from releasing under this Agreement.

10. Limitations on Covenants and Obligations. Executive understands that nothing contained in this Agreement limits Executive's ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission ("Government Agencies"). Executive further understands that this Agreement does not limit Executive's ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit Executive's right to receive an award for information provided to any Government Agencies.

[SPACE RESERVED]

11. Indemnification and Advancement Obligations of O&M. Notwithstanding any provision of this Agreement to the contrary, O&M reaffirms and restates its obligations to Executive under Article V of its Articles of

Incorporation, amended and current as of the Separation Date, including the indemnification and advancement provisions contained therein. In no way limiting the foregoing, as of the date that it executes this Agreement, and as an inducement to Executive's acceptance and execution of this Agreement, O&M acknowledges and agrees that (a) the corporate officers and directors of OMI are not aware of any actions, omissions, or inaction by Executive that would negate Executive's rights to indemnification and advancements under the Articles of Incorporation of O&M; and (b) the corporate officers and directors of OMI are not aware of any actions, omissions, or inaction by Executive that could give rise to any Claims by OMM or the remaining O&M Companies against Executive.

12. <u>No Admission.</u> The Parties agrees that the offer of this Agreement and the Agreement itself are not an admission, and shall not be construed to be an admission, by Executive or each or any of the Releasees, that the personnel, employment, termination and any other decisions involving Executive or any conduct or actions at any time affecting or involving Executive were wrongful, discriminatory, or in any way unlawful or in violation of any right of Executive; moreover, any such liability or wrongdoing is denied by the Company.

13. <u>Taxes.</u> Executive acknowledge and agree that, as applicable, the Company will withhold from the Severance Benefits payroll deductions for taxes, such as his federal taxes, FICA, Medicare, as well as any state and local taxes and unemployment compensation, etc. These amounts shall be determined by the Company. Executive also understand that he is responsible for all taxes that Executive may incur with respect to any of the consideration to be delivered to Executive under this Agreement.

14. <u>Revocation.</u> Executive understand that he has twenty-one (21) days following his receipt of this Agreement to accept this Agreement by signing it and returning it to the Company. Executive further understands that he has seven (7) days following his signing of this Agreement and returning it to the Company to change his mind and revoke this Agreement by sending or otherwise giving written notice of revocation to the Company in accordance with the notice provisions of <u>Section 20</u> of this Agreement. If Executive does not revoke this Agreement by the end of the seventh (7th) day, the next day following shall be the "Effective Date" of this Agreement.

15. **Governing Law.** Executive and the Company agree that this Agreement shall in all respects be governed by and interpreted under and in accordance with the laws of the Commonwealth of Virginia without regard to any otherwise applicable principles of conflicts of law or choice of law rules (whether of the Commonwealth of Virginia or any other jurisdiction) that would result in the application of the substantive or procedural laws or rules of any other jurisdiction.

16. **Consent to Arbitration**. The parties agree that any Claims or controversy arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the employment law-related rules of the American Arbitration Association, as applicable, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The arbitration of any such Claims or controversy shall take place in Richmond, Virginia. Notwithstanding the foregoing, the Company may seek and obtain equitable relief from a court of competent jurisdiction to address any breach or threatened breach of the Protective Covenants by Executive.

17. **Entire Agreement.** The Parties intend to have this Agreement constitute a complete and final agreement and intend this Agreement to supersede and replace all prior or contemporaneous agreements, negotiations, or discussions relating to the subject matter of this Agreement, if any.

18. **Validity.** The Parties agree that the invalidation of any provision of this Agreement shall not invalidate the entire Agreement.

19. **Amendments Must Be in Writing and Signed; Waiver.** The Parties agree that no provision of this Agreement may be amended, modified, waived or discharged unless such amendment, waiver, modification or discharge is agreed to in writing and signed by Executive and the Company. The Parties further agree that no waiver by either Party hereto at any time of any breach or failure to enforce that Party's rights with respect to any such breach by the other Party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of any similar or dissimilar provisions or conditions at the same or any prior or subsequent time.

20. **Notices.** All notices permitted or required under this Agreement shall be given in writing and addressed or delivered to the persons specified in this

Agreement. Any notice or communication required hereunder shall be given by hand; FedEx or UPS next-business-day delivery service; registered, certified, or express United States mail (postage prepaid). The date of receipt of any notice shall be the date the notice is deemed to have been given. Notices permitted or required hereunder shall be given to the following individuals:

Notices to the Company:

Owens & Minor, Inc.
Attn: General Counsel
9120 Lockwood Boulevard
Mechanicsville, Virginia 23116

Notices to Executive:

Richard A. Meier
6901 River Road
Richmond, Virginia 23226

With a copy to:

Christian & Barton, LLP
Attn: Warren David Harless
909 East Main Street
Suite 1200
Richmond, Virginia 23219

Each Party may change the persons and addresses designated to receive notice hereunder by written notice to the other Party in accordance herewith.

21. **Assignments.** This Agreement may be assigned or transferred to, and shall be binding upon and shall inure to the benefit of, any successor or other assign of the Company. Executive acknowledges and agrees that Executive may not assign this Agreement.

22. **Counsel.**

a. Executive acknowledges that Executive has been advised by the Company to consult with an attorney before signing this Agreement. Executive and the Company acknowledge that each has been represented by separate counsel of their choosing in the negotiation of this Agreement.

b. Executive acknowledges that Executive is signing this Agreement voluntarily, with full knowledge of the nature and consequences of its terms and without duress or undue influence by the Company or any other person or entity.

23. **JURY TRIAL.** BY EXECUTING THIS AGREEMENT, THE PARTIES HEREBY KNOWINGLY AND WILLINGLY WAIVE ANY RIGHT THEY MAY HAVE UNDER APPLICABLE LAW TO A TRIAL BY JURY IN ANY DISPUTES ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT.

24. **409A.** Notwithstanding any other provision of this Agreement, it is intended that any payment or benefit provided hereto that is considered nonqualified deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), will be provided and paid in a manner, and at such time and in such form, as complies with the applicable requirements of Section 409A of the Code. For purposes of this Agreement, all rights to payments and benefits hereunder will be treated as rights to a series of separate payments and benefits to the fullest extent allowable by Section 409A of the Code. Notwithstanding any other provision of this Agreement, however, none of the Releasees shall be liable to Executive in the event any provision of this Agreement fails to comply with, or be exempt from, Section 409A of the Code.

25. **Knowing and Voluntary.** BY SIGNING BELOW, THE PARTIES EXPRESSLY ACKNOWLEDGE THAT THEY ARE SIGNING THIS AGREEMENT VOLUNTARILY AND OF THEIR OWN FREE WILL, WITH FULL KNOWLEDGE OF THE NATURE AND CONSEQUENCES OF ITS TERMS. THE PARTIES HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND THAT IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

26. **Counterparts.** Finally, the Parties agree that all executed copies of this Agreement (including by facsimile), and any photo-copies shall have the same force and effect and shall be as legally binding and enforceable as the original.

IN WITNESS WHEREOF, the Parties have executed this Executive Separation Agreement and General Release as of the day and year indicated below.

Accepted By:	
Richard A. Meier	**Owens & Minor Medical, Inc.**
Signature: [signature]	Signature: Paul C Phipps
Date 8-14-2014	Name: P. Cody Phipps
	Title: President & CEO
	Date: 8/16/2018

EXHIBIT A

Prohibited Business List

1. Cardinal Health, Inc.
2. Medline Industries, Inc.
3. Concordance Healthcare Solutions
4. Excel, Inc. d/b/a DHL Supply Chain
5. Deutsche Post AG d/b/a DHL Supply Chain
6. Gemco Medical
7. McKesson Corp.
8. Henry Schein, Inc.
9. AmerisourceBergen Corp.
10. Patterson Companies, Inc.
11. FedEx Corporation
12. United Parcel Service, Inc.
13. Amazon.com, Inc.
14. Kuehne+Nagel International AG
15. Bertelsmann SE & Co. KGaA d/b/a Arvato Bertelsmann
16. Walgreens Boots Alliance
17. Alloga
18. SNCF Logistics d/b/a Geodis
19. ID Logistics
20. Ceva
21. The Celesio Group
22. Sage Products LLC (a part of Stryker)
23. Mölnlycke Health Care